Sub-Item 77Q1(e)

October 31, 2005

J. Philip Ferguson, President
A I M Capital Management, Inc.
11 Greenway Plaza
Suite 100
Houston, TX 77046

RE: AIM Charter Fund, AIM Constellation Fund and AIM Weingarten Fund portfolios of AIM Equity Funds

Reference is made to the Master Sub-Advisory Agreement entered into as of June 21, 2000 (the "Agreement") between A I M Advisors, Inc. ("AIM Advisors") and A I M Capital Management, Inc. ("AIM Capital"), relating to the AIM Charter Fund, AIM Constellation Fund and AIM Weingarten Fund portfolios of AIM Equity Funds.

The Board of Trustees of AIM Equity Funds has approved the termination of the Agreement effective on October 31, 2005. Section 9 of the Agreement requires AIM Advisors to give AIM Capital 60 days' written notice of its termination of the Agreement.

You are requested to acknowledge a copy of this letter to indicate that AIM Capital agrees to waive the 60 day notice to which it is entitled under the Agreement in consideration of the mutual covenants and undertakings of AIM Advisors and AIM Capital.

Yours truly,

A I M ADVISORS, INC.

By:    /s/ MARK H. WILLIAMSON
       ----------------------------
Name:  Mark H. Williamson
Title: President

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                                                                SUB-ITEM 77Q1(e)

Agreed to and acknowledged this 31st day of October, 2005.

A I M CAPITAL MANAGEMENT, INC.

By:    /s/ J. Philip Ferguson
       ----------------------------
Name:  J. Philip Ferguson
Title: President